Exhibit 99.1

PRESS RELEASE	September 26, 2016 Contact: Candice Otey Chief Financial Officer 3524 Airport Road Maiden, NC 28650 (828) 464-8741 Ext. 6680

FOR IMMEDIATE RELEASE

AIR T, INC. TERMINATES STOCKHOLDER RIGHTS PLAN

MAIDEN, NC—Air T, Inc. (Air T) (NASDAQ: AIRT) today announced that a special committee of independent members of its Board of Directors voted to amend Air T’s stockholder rights plan adopted in December 2014 to terminate the preferred share purchase rights under plan at 5:00 p.m. (Eastern time) on September 26, 2016. Air T has entered into such an amendment to the stockholder rights plan, and as a result preferred share purchase rights distributed to stockholders under the plan will expire at 5:00 p.m. (Eastern time) on September 26, 2016. Stockholders are not required to take any action in connection with the expiration of the preferred share purchase rights.

In connection with the expiration of the preferred share purchase rights, Air T will be taking routine actions to voluntarily deregister the preferred share purchase rights under the Securities Exchange Act of 1934, and to delist the preferred share purchase rights from the NASDAQ Stock Market. These actions are administrative in nature and will have no effect on Air T’s common stock, which will continue to be listed on the NASDAQ Stock Market.

About Air T, Inc.

Established in 1980, Air T, Inc. is a diversified holding company with four core industry segments: overnight air cargo, aviation ground support equipment manufacturing, aviation ground support maintenance services, and aircraft engine aftermarket and surplus parts. Our ownership interests consist of a broad set of operating and financial assets that are designed to expand, strengthen and diversify Air T’s cash earnings power. Our goal is to build on Air T’s core businesses, to expand into adjacent industries, and when appropriate, to acquire companies that we believe fit into the Air T family. For more information, visit www.airt.net.